Exhibit 10.66

THIS AGREEMENT is dated March.10, 2021 (the "Effective Datel')

BETWEEN:

Guided Therapeutics. Inc. ("GTI" or lithe Company"), a US registered public company incorporated in the State of Delaware with a registered and records office at 5835 Peachtree Corners East,·Suite B, Peachtree Corners, GA 30092.
AND:

Richard P. Blumberg an Individual with an address at 2356 Hobart Ave. SW, Seattle, WA 98116 ("Blumberg").

WHEREAS there have been 3 prior agreements between the parties on the matters dealing with this agreement (Finder's Agreement dated 4/25/19, an agreement contained in emails dated 4/18/19 and agreement dated July 24, 2019) whose terms are to remain in effect;

WHEREAS in the, 2019-2020 time period GTI has been involved in three financing efforts. If successful, its current financing effort will result in "the recovery-of its Intellectual Property and a reduction of its stated liabilities of $5-$7 million, but needs additional capital to do so;

WHEREAS Blumberg has worked closely with Mark Faupel in strategizing the financings and putting the materials used in raising such funds which, including the current effort, amount t, upwards of$4 million, without which the company would have ceased to operate;

WHEREAS Blumberg has substantially participated in these financings, and, in addition, has provided several loans to GTl, all of which have been exchanged into equity in order to keep GTI operating.

WHEREAS Blumberg has a consulting contract with GTI which provides for the payment of $88,000 over time, which payments have not occurred;

WHEREAS GTI needs operational funds until it achieves its refinancing goals without which it will likely cease operations and fail to achieve the refinancing;

WHEREAS even with these additional funds for operations there are substantial risks of refinancing failure, including promised capital not materializing and other known and unknown risks;

WHEREAS Blumberg is intimately familiar with the technology of the Company and its business plan and has consulted closely with GTI in both of these aspects;

WHEREAS GTI wants Blumberg to continue to be involved in the planning and operations of the company in the future;

WHEREAS, despite the non-payment of any funds under his consulting agreement Blumberg is willing to provide continuing consulting service on the terms and conditions set forth herein;

IT IS AGREED BY THE PARTIES AS FOLLOWS:

1. Blumberg will continue to provide consulting services to GTI both now and immediately after the closing of the Series F refinancing (“Closing Date"} and provide operating funds as set forth in 2 below, for which he will receive what s set forth in 3 below.

2. In addition to the consulting services, Blumberg will provide up to $350,000 in nonrefundable operating funds to the Company. In return for the consulting services and operating funds he shall receive what is set forth in 3 below.

3. For each $100,000 provided to the Company by Mr. Blumberg (or pro rata portion thereof) the Company will issue to Blumberg a total of 900,000 warrants (or pro rata portion} and 400,000 shares (or pro rata portion) in four equally divided tranches, based on the following -schedule: '

(a) 30% (900,000 warrants per $100,000 Invested) issued and exercisable no earlier I than six months after the close of Series F Unit offering plus 400,000 shares. This tranche of warrants shall have an exercise price of 30 cents at three (3) year term after issuance;

(b) 30% (900,000 warrants per $100,000 invested) issued and exercisable no earlier than twelve months after the close of Series F Unit offering, plus 400,000 shares. This tranch of warrants shall have a strike price of 40 cents and a three (3) year term after Issuance;

(c) 30% (900,000 warrants per $100,000 invested) issued and exercisable no earlier than eighteen months after the close of Series F Unit offering plus 400,000 shares. This tranche of warrants shall have a strike. price of 50 cents and a three (3) year term after issuance;

and
(d) 10% (450,000 warrants per $50,000 invested) issued and exercisable no earlier than twenty-four months after the close of Series F Unit offering, plus 200,000 Shares. This tranche of warrants shal1 have a strike price of 60 cents and a three (3) year term after issuance;

4. All warrants will expire three years after their scheduled issuance date if the pricing threshold for that tranche of warrants is not reached.

5. All warrants set forth herein shall be specified (JS and are fully transferrable.

6. The warrants previously issued to Blumberg under his existing consulting agreement will be extended one (1) additional year.

7. Blumberg agrees to a 20% blocker such that at any single point in time Blumberg cannot owe more than 20% of the total number of outstanding shares of the Company.

8. No other compensation or reimbursement of expenses shall be paid to Blumberg.

9. Starting in April 2021, the $88,000 due to Blumberg based on his current consulting agreement shall 'be paid in monthly installments at a rate of $4,000 per month. Blumberg shall spend a minimum of 40 hours per month consulting for the Company.

10. Taxation. Blumberg shall pay all taxes due in respect of the compensation set forth herein and shall indemnify and hold harmless the Company from and against all tax assessments.

11. Expenses. The Company shall not reimburse Blumberg for any expenses except travel approved in writing by the Company in advance.

12. The term of this Agreement (“Term") shall commence on the Effective Date and shall continue until 3 years after the. Closing Date of the Series F Financing.

13. The Company will reserve sufficient shares to issue the agreed upon shares and warrants.

14. To the best of the Company's knowledge the Company is in compliance with applicable laws and regulations in the Jurisdictions in which it carries on business and the Company does not know of, nor has reasonable grounds to know of, any facts that could give rise to any no-compliance.

15. These warranties and representations are true and correct and will remain so on ,the Closing Date.

16. Blumberg is: an "accredited investor" for the purposes of National Instrument 45106 - Prospectus and Registration Exemptions, and will duly complete, sigh and .return both accredited investor forms attached hereto as Schedule “A" and Schedule “B" 'prior to being issued any shares or warrants.

17. Blumberg has good and sufficient right and authority to enter into this Agreement on the terms and conditions set forth herein.

18. The Company and Blumberg agree that the relationship created by this Agreement shall be that of independent contractors, and that there is no agreement, commitment, arrangement or understanding between the parties pursuant to which the Blumberg shall act as an advisor, agent or underwriter or member of a selling group in respect of any subsequent offering of the securities of the Company.

19. Blumberg shall strictly limit access to Confidential Information to other people and entities for the Term except for those parties and entities to which the Company. in writing, permits such disclosure. In this Agreement, "Confidential Information" includes all, information or knowledge including, without limitation: any discovery, document, material, presentation, report, record, copy, email and legal agreement that: (1) relates to the Company or the business or affairs of the Company, or to this Agreement/and is (ii) not generally known or available to the public.

20. Blumberg herby acknowledges the Company’s right to possession of the Confidential Information. Upon the termination of this Agreement, the Finder shall immediately return all Confidential Information 'to the Company.

21. The Company shall not take steps to defeat or which are intended to defeat or circumvent the rights of Blumberg to receive compensation under this Agreement. Blumberg represents it is the party solely entitled to any compensation in connection with the services he is providing and further agrees that no other party will look to the Company in connection with any other compensation in connection ,with the consulting services nor will Blumberg look to any other party in connection with further compensation in connection with the services he is providing.

22. Blumberg acknowledges that the Company's counsel has acted as counsel only to the Company and the Finder acknowledges and confirms that it has been advised to, seek and has sought or has otherwise waived independent tax and legal advice with respect to this Agreement and the documents delivered pursuant thereto and that the Company' s counsel is not protecting the rights and interests of the Finder.

23. This Agreement constitutes, the entire agreement between the parties with respect to subject matter and shall supersede and replace any other agreement or arrangement, whether oral or written, heretofore existing between the parties in respect of the Services or the subject matter of this Agreement.

24. Each of the parties to this Agreement $halt from time to time execute and deliver all such further documents and instruments and do all acts and things as the other party may reasonably require carrying out the full intent and meaning of this Agreement.

25. Each of the parties to this Agreement may only assign its rights hereunder with the express written consent of the other party.

26. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

27. Any amendment to this Agreement must be made in writing and signed by each of the parties hereto. :

28. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington and applicable therein without giving effect to the conflicts of laws principles thereof. and that any dispute or question, either of fact or of law which arises out of this Agreement, shall be resolved solely by reference to the laws of the State of Washington.

29. Any notice given in connection with this Agreement shall be given in writing and may be given by personal delivery, by courier, or by registered or certified mail, return receipt requested, addressed to the recipient at the addresses set out on the first page of this Agreement or such other address as either party may designate by providing notice to the other party in the manner specified herein. All notices shall be effective and shall be deemed delivered: (a) if by personal delivery or courier, on the date of delivery if delivered during normal business hours, and, if not delivered during normal business hours, on the next business day following delivery, or (b) if by registered or certified mail, three business days following such mailing.

30. This Agreement may be signed in counterparts, each of which so signed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument. An electronic copy of an originally executed copy of this Agreement shall be accepted as an original.

IN WITNESS WHEREOF this Agreement has been executed by the parties on the Effective Date.
GTI
By: /Gene S. Cartwrigth/
Name: Gene S. Cartwright

Blumberg
By: /Richard Blumberg/
Name: Richard Blumberg